Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to § 240.14a-12

SunAmerica Series, Inc.

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PROXY SOLICITATION SCRIPT

Good (morning, afternoon, evening), my name is (AGENT’S FULL NAME).

May I please speak (SHAREHOLDER’S FULL NAME)?

(Re-Greet If Necessary)

We are calling regarding your current investment with the SunAmerica Focused Dividend Strategy Portfolio to assist you with recording your vote for the upcoming special meeting of shareholders which has now been adjourned until October 11, 2013.

The Board unanimously recommends a vote in favor on the proposal and ISS, an independent advisory firm, has also recommended that shareholders vote in favor.

How would you like to vote?

(Pause For Response)

(Review Voting Options with Shareholder If Necessary)

Would you like to vote all of your accounts with the SunAmerica Focused Dividend Strategy Portfolio in the same manner?

(Pause For Response)

*Confirmation – I am recording your (Recap Voting Instructions).

For confirmation purposes:

•	Please state your full name. (Pause)
•	According to our records, you reside in (city, state, zip code). (Pause)
•	To ensure that we have the correct address for the written confirmation, please state your street address. (Pause)

Thank you. You will receive written confirmation of your voting instructions within 3 to 5 business days. Once you receive your confirmation, if you have any questions, feel free to contact us at the toll free number listed on the confirmation. Mr. /Ms.                    , your vote is important and your time is greatly appreciated. Thank you and have a good (morning, afternoon, evening.)

Rebuttal:

I don’t agree with an advisory fee increase. Why should I vote “For”?

The Portfolio’s performance has been very strong and has consistently outperformed its peers. Even if the Proposed Fee increase is approved by shareholders of the Fund, the Proposed Fee is lower than the fees charged by mutual funds in the Portfolio’s peer group and would better reflect the nature and level of services being provided to the Portfolio by the Advisor. The Board unanimously recommends that shareholders vote “For” the amendment to increase the advisory fee rate payable by the Portfolio to SunAmerica.